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As filed with the Securities and Exchange Commission on January 22, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTHEALTH CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3677704
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Christopher Joyce
General Counsel
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven Gartner
Michael Brandt
Danielle Scalzo
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 728-8000
Facsimile: (212) 718-8111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering

Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"), issuable upon the exercise of warrants issued in the registrant's initial public offering ("public warrants")	8,333,333	$11.50(2)	$95,833,329.50(2)	$12,439.17(2)

Class A Common Stock, issuable upon the exercise of warrants issued in private placements ("private placement warrants")	4,333,333	$11.50(2)	$49,833,329.50(2)	$6,468.37(2)

Secondary Offering

Class A Common Stock	75,053,512	$11.63(3)	$872,872,344.56(3)	$113,298.83(3)

Private placement warrants	4,333,333	(4)	(4)	(4)

Total				$132,206.37

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price of the security.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the Registrant's common stock on January 17, 2020, as reported on the Nasdaq Capital Market.

(4)
Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to these securities.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2020

PROSPECTUS

AdaptHealth Corp.

Primary Offering of
12,666,666 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of
75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

          This prospectus relates to the issuance by us of up to 12,666,666 shares of our Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"). Of these shares:

  •
  8,333,333 shares are issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the "public warrants"); and

  •
  4,333,333 shares are issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our "Sponsor") in a private placement that occurred simultaneously with our initial public offering (the "private placement warrants" and collectively with the public warrants, the "warrants").

          Each warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of Class A Common Stock.

          In addition, the selling securityholders identified in this prospectus may, from time to time in one or more offerings, offer and sell up to 75,053,512 shares of our Class A Common Stock, of which:

  •
  6,250,000 shares were issued to our Sponsor in a private placement prior to our initial public offering ("founder shares");

  •
  2,500,000 shares were acquired by Deerfield Management Company, L.P. in connection with our initial public offering;

  •
  17,356,380 shares were issued as partial consideration in connection with our business combination with AdaptHealth Holdings LLC ("AdaptHealth Holdings"), which we completed on November 8, 2019 (the "Business Combination");

  •
  31,063,799 shares are issuable upon the exchange of an equal number of units (the "AdaptHealth Units") representing limited liability company interests in AdaptHealth Holdings, our direct subsidiary, together with a corresponding number of shares of our Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock");

  •
  1,050,000 shares were issued upon the exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of our Class B Common Stock;

  •
  12,500,000 shares were issued in private placements in connection with the Business Combination; and

  •
  4,333,333 shares are issuable upon the exercise of private placement warrants.

          The selling securityholders may also, from time to time in one or more offerings, offer and sell up to 4,333,333 private placement warrants.

          We will not receive any proceeds from the sale of our Class A Common Stock or private placement warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders' securities and to indemnify certain selling securityholders against certain liabilities.

          This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

          The selling securityholders may offer and sell our Class A Common Stock or private placement warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell these securities from time to time, together or separately. If the selling securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

          Our Class A Common Stock and our public warrants are listed on the Nasdaq Capital Market ("Nasdaq") and trade under the symbols "AHCO" and "AHCOW", respectively. On January 21, 2020, the closing price of our Class A Common Stock and public warrants were $12.70 and $2.50, respectively. We received a letter from Nasdaq on November 27, 2019 stating that our public warrants did not satisfy the minimum 300 round lot holder requirement for listing on the Nasdaq Capital Market and that our public warrants would be suspended from trading on Nasdaq on December 6, 2019 and subsequently delisted; however, Nasdaq has not yet suspended our warrants from trading. The formal delisting of the public warrants from Nasdaq would become effective ten days after a Form 25-NSE is filed by Nasdaq. The private placement warrants are not listed on any exchange.

          See the section entitled "Risk Factors" beginning on page 3 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

          We are an "emerging growth company" as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See "Risk Factors."

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2020

        You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may issue up to an aggregate of 12,666,666 shares of our Class A Common Stock upon the exercise of our public warrants and our private placement warrants and the selling securityholders may sell from time to time in one or more offerings up to an aggregate of 75,053,512 shares of our Class A Common Stock and up to an aggregate of 4,333,333 private placement warrants.

        This prospectus describes the general manner in which the securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

        Unless the context requires otherwise, references in this prospectus to "AdaptHealth," the "Company," "we," "us," "our" and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to "DFB" refer to us prior to the consummation of the Business Combination.

i

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus and the documents incorporated by reference herein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words "may," "might," "will," "will likely result," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or similar expressions.

        These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward- looking statements. Some factors that could cause actual results to differ include:

  •
  the ability to maintain the listing of our Class A Common Stock on Nasdaq;

  •
  the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of our business to grow and manage growth profitably;

  •
  changes in applicable laws or regulations;

  •
  fluctuations in the U.S. and/or global stock markets;

  •
  the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

  •
  other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement, as well as all documents incorporated by reference herein.

ii

ABOUT ADAPTHEALTH CORP.

        We are a leading provider of home healthcare medical equipment and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea ("OSA"), (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) oxygen and related chronic therapy services in the home. We also provide custom bracing services, hospice-focused home medical equipment ("HME") services, wound therapy and nutritional HME services. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2019, we have serviced over one million patients annually in 49 states through our network of 186 locations in 35 states.

        We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings pursuant to an Agreement and Plan of Merger, dated as of July 8, 2019 (as amended, the "Merger Agreement"), by and among DFB, Merger Sub, our wholly owned subsidiary, AdaptHealth Holdings, the AdaptHealth Holdings Unitholders' Representative, the Blocker Companies and, solely for the purposes described therein, the Blocker Sellers. The transactions contemplated by the Merger Agreement are collectively referred to in this prospectus as the "Business Combination." As part of the Business Combination, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.

Additional Information

        Our principal executive office is located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 630-6357. Our website is https://www.adapthealth.com.

FREQUENTLY USED TERMS

        "A&R AdaptHealth Holdings LLC Agreement" means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;

        "AdaptHealth Holdings Unitholders' Representative" means AH Representative LLC;

        "Blocker Companies" means BM AH Holdings, LLC and Access Point Medical, Inc.;

        "Blocker Sellers" means the owners of equity interests in the Blocker Companies;

        "BlueMountain Entities" means BM AH Holdings, LLC, BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;

        "Class A Common Stock" means our Class A Common Stock, par value $0.0001 per share, created on the Closing;

        "Class B Common Stock" means our Class B Common Stock, par value $0.0001 per share, created on the Closing;

        "Closing" means the closing of the Business Combination;

        "Common Stock" means our Class A Common Stock and our Class B Common Stock, collectively;

        "Deerfield" means Deerfield Private Design Fund IV, L.P.;

        "Exchange Agreement" means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;

        "Lock-Up Agreements" means the Lock-Up Agreements, dated as of July 8, 2019, among DFB, AdaptHealth Holdings and certain members of AdaptHealth Holdings;

        "Merger Agreement" means the Merger Agreement, dated as of July 8, 2019, among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers, as amended by the Merger Agreement Amendment;

        "Merger Agreement Amendment" means the Amendment No. 1 to the Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers;

        "Merger Sub" means DFB Merger Sub LLC, a wholly-owned subsidiary of DFB prior to the Closing, which merged with and into AdaptHealth Holdings at the Closing;

        "Non-Blocker AdaptHealth Members" means the owners of AdaptHealth Units immediately prior to the Closing, other than the Blocker Companies;

        "RAB Ventures" means RAB Ventures (DFB) LLC;

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto;

        "Subscription Agreement" means the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures; and

        "Tax Receivable Agreement" means the Tax Receivable Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units.

RISK FACTORS

        Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under "Cautionary Note Regarding Forward-Looking Statements" and the risks described below, you should carefully consider the specific risks set forth under the caption "Risk Factors" in any applicable prospectus supplement, as well as in our definitive proxy statement on Schedule 14A filed in connection with the Business Combination, our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment.

        Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

AdaptHealth's revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare.

        AdaptHealth derived approximately 37% of its revenue for the year ended December 31, 2018 from Medicare and various state-based Medicaid programs. These programs are subject to statutory and regulatory changes affecting overall spending, base rates or basis of payment, retroactive rate adjustments, annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to Medicare beneficiaries, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse AdaptHealth. For example, the Medicaid Integrity Contractor program is increasing the scrutiny placed on Medicaid payments and could result in recoupments of alleged overpayments in an effort to rein in Medicaid spending. Recent budget proposals and legislation at both the federal and state levels have called for cuts in reimbursement for healthcare providers participating in the Medicare and Medicaid programs. Enactment and implementation of measures to reduce or delay reimbursement or overall Medicare or Medicaid spending could result in substantial reductions in AdaptHealth's revenue and profitability. Payors may disallow AdaptHealth's requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered reasonably necessary. Additionally, revenue from these payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits.

AdaptHealth's business may be adversely impacted by healthcare reform efforts, including repeal of or significant modifications to the ACA.

        In recent years, the U.S. Congress and certain state legislatures have considered and passed a number of laws that are intended to result in significant changes to the healthcare industry. However, there is significant uncertainty regarding the future of the Patient Protection and Affordable Care Act ("ACA"), the most prominent of these reform efforts. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, effective January 1, 2019, among other things, removed penalties for not complying with ACA's individual mandate to carry health insurance. In addition, President Trump has signed an executive order that directs agencies to minimize "economic and regulatory burdens" of the ACA. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. However, the law remains in place pending appeal. These changes and court challenges may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. The presidential administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through further legislation or judicial challenge, which could result in reduced funding for state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth's revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.

AdaptHealth is affected by continuing efforts by private third-party payors to control their costs. If AdaptHealth agrees to lower its reimbursement rates due to pricing pressures from private third-party payors, AdaptHealth's financial condition and results of operations would likely deteriorate.

        AdaptHealth derived approximately 63% of its revenue for the year ended December 31, 2018 from third-party private payors. Such payors continually seek to control the cost of providing healthcare services through direct contracts with healthcare providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures, including setting reimbursement rates based on Medicare fee schedules and the assumption by the healthcare provider of all or a portion of the financial risk. Reimbursement payments under private payor programs may not remain at current levels and may not be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, and AdaptHealth may suffer deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. AdaptHealth may be compelled to lower its prices due to increased pricing pressures, which could adversely impact AdaptHealth's financial condition and results of operations.

Changes in governmental or private payor supply replenishment schedules could adversely affect AdaptHealth.

        AdaptHealth generated approximately 35% of its revenue for the year ended December 31, 2018 through the sale of masks, tubing and other ancillary products related to patients utilizing CPAP devices. Medicare, Medicaid and private payors limit the number of times per year that patients may purchase such supplies. To the extent that any governmental or private payor revises their resupply guidelines to reduce the number of times such supplies can be purchased, such reductions could adversely impact AdaptHealth's revenue, financial condition and results of operations.

AdaptHealth generates a significant portion of its revenue from the provision of sleep therapy equipment and supplies to patients, and AdaptHealth is therefore highly dependent on it for its success.

        Approximately 50% of AdaptHealth's revenue for the year ended December 31, 2018 was generated from the provision of sleep therapy equipment and supplies to patients. AdaptHealth's ability to execute its growth strategy therefore depends upon the adoption by patients, physicians and sleep centers, among others, of AdaptHealth's sleep therapy equipment and supplies to treat their patients suffering from OSA. There can be no assurance that AdaptHealth will continue to maintain broad acceptance among physicians and patients. Any failure by AdaptHealth to satisfy physician or patient demand or to maintain meaningful market acceptance will harm its business and future prospects.

AdaptHealth may be adversely affected by consolidation among health insurers and other industry participants.

        In recent years, a number of health insurers have merged or increased efforts to consolidate with other non-governmental payors. Insurers are also increasingly pursuing alignment initiatives with healthcare providers. Consolidation within the health insurance industry may result in insurers having increased negotiating leverage and competitive advantages, such as greater access to performance and pricing data. AdaptHealth's ability to negotiate prices and favorable terms with health insurers in certain markets could be affected negatively as a result of this consolidation. In addition, the shift toward value-based payment models could be accelerated if larger insurers, including those engaging in consolidation activities, find these models to be financially beneficial. There can be no assurance that AdaptHealth will be able to negotiate favorable terms with payors and otherwise respond effectively to the impact of increased consolidation in the payor industry or vertical integration efforts.

AdaptHealth's payor contracts are subject to renegotiation or termination, which could result in a decrease in AdaptHealth's revenue or profits.

        The majority of AdaptHealth's payor contracts are subject to unilateral termination by either party on between 30 and 90 days' prior written notice. Such contracts are routinely amended (sometimes by unilateral action by payors regarding payment policy), renegotiated, subjected to a bidding process with AdaptHealth's competitors, or terminated altogether. Sometimes in the renegotiation process, certain lines of business may not be renewed or a payor may enlarge its provider network or otherwise adversely change the way it conducts its business with AdaptHealth. In other cases, a payor may reduce its provider network in exchange for lower payment rates. AdaptHealth's revenue from a payor may also be adversely affected if the payor alters its utilization management expectations and/or administrative procedures for payments and audits, changes its order of preference among the providers to which it refers business or imposes a third-party administrator, network manager or other intermediary. Any reduction in AdaptHealth's projected home respiratory therapy/home medical equipment reporting unit revenues as a result of these or other factors could lead to a reduction in AdaptHealth's revenues. There can be no assurance that AdaptHealth's payor contracts will not be terminated or altered in ways that are unfavorable to AdaptHealth as a result of renegotiation or such administrative changes. Payors may decide to refer business to their owned provider subsidiaries, such as specialty pharmaceuticals and/or HME networks owned by such payors or by third-party management companies. These activities could materially reduce AdaptHealth's revenue from these payors.

If AdaptHealth fails to manage the complex and lengthy reimbursement process, its revenue, financial condition and results of operations could suffer.

        Because AdaptHealth depends upon reimbursement from Medicare, Medicaid and third-party payors for a significant majority of its revenues, AdaptHealth's revenue, financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AdaptHealth may be required to obtain certain payor-specific documentation from physicians and other healthcare providers before submitting claims for reimbursement. Certain payors have filing deadlines and will not pay claims submitted after such time. AdaptHealth cannot ensure that it will be able to effectively manage the reimbursement process and collect payments for its equipment and services promptly.

If the Centers for Medicare and Medicaid Services ("CMS") require prior authorization or implement changes in documentation necessary for AdaptHealth's products, AdaptHealth's revenue, financial condition and results of operations could be negatively impacted.

        CMS has established and maintains a Master List (called the Master List of Items Frequently Subject to Unnecessary Utilization) of certain DMEPOS that the Secretary determined, based on prior payment experience, are frequently subject to unnecessary utilization. This list identifies items that CMS has determined could potentially be subject to Prior Authorization as a condition of Medicare payment. With certain exceptions for reductions in Payment Threshold, items remain on the Master List for 10 years from the date the item was added to the Master List. The presence of an item on the Master List does not automatically mean that a prior authorization is required. Currently, CMS selects items from the Master List for inclusion on the "Required Prior Authorization List." On April 22, 2019, CMS has added items that are a part of AdaptHealth's product lines to the Master List of Items Frequently Subject to Unnecessary Utilization. If CMS imposes Prior Authorization requirements for these products, such Prior Authorization requirements may adversely impact AdaptHealth's revenue, financial condition and results from operations.

Reimbursement claims are subject to audits by various governmental and private payor entities from time to time and such audits may negatively affect AdaptHealth's revenue, financial condition and results of operations.

        AdaptHealth receives a substantial portion of its revenues from the Medicare program. Medicare reimbursement claims made by healthcare providers, including HME providers, are subject to audit from time to time by governmental payors and their agents, such as Medicare Administrative Contractors ("MACs") that act as fiscal intermediaries for all Medicare billings, auditors contracted by CMS, and insurance carriers, as well as HHS-OIG, CMS and state Medicaid programs. These include specific requirements imposed by the Durable Medical Equipment Medicare Administrative Contractor ("DME MAC") Supplier Manuals. To ensure compliance with Medicare, Medicaid and other regulations, government agencies or their contractors, including MACs, Recovery Audit Contractors and Zone Program Integrity Contractors, often conduct audits and request customer records and other documents to support our claims submitted for payment of services rendered. In many instances, there are only limited publicly-available guidelines and methodologies for determining errors with certain audits. As a result, there can be a significant lack of clarity regarding required documentation and audit methodology. The clarity and completeness of each patient medical file, some of which is the work product of physicians not employed by AdaptHealth, is essential to successfully challenging any payment denials. For example, the DME MAC Supplier Manuals provide that clinical information from the "patient's medical record" is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and government subcontractors have taken the position, that the "patient's medical record" refers not to documentation maintained by the Durable Medical Equipment ("DME") supplier but instead to documentation maintained by the patient's physician, healthcare facility or other clinician, and that clinical information created by the DME supplier's personnel and confirmed by the patient's physician is not sufficient to establish medical necessity. If the physicians working with AdaptHealth's patients do not adequately document, among other things, their diagnoses and plans of care, AdaptHealth's risks related to audits and payment denials in general are greater. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could adversely impact AdaptHealth's revenue, financial condition and results of operations.

        CMS has developed and instituted various audit programs under which CMS contracts with private companies to conduct claims and medical record audits. These audits are in addition to those conducted by existing MACs. Some contractors are paid a percentage of the overpayments recovered. One type of audit contractor, the Recovery Audit Contractors ("RACs"), receive claims data directly from MACs on a monthly or quarterly basis and are authorized to review previously paid claims. It is unclear whether CMS intends to conduct RAC prepayment reviews in the future and if so, what providers and claims would be the focus of those reviews.

        Moreover, the ACA now requires that overpayments be reported and returned within 60 days of identification of the overpayment. Any overpayment retained after this deadline will now be considered an "obligation" for purposes of the False Claims Act and subject to fines and penalties. CMS currently has a six-year "lookback period," for reporting and returning the "identified" overpayment. Private payors also reserve rights to conduct audits and make monetary adjustments.

        AdaptHealth's third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to AdaptHealth. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations.

        AdaptHealth cannot currently predict the adverse impact, if any, that these audits, methodologies and interpretations might have on its financial condition and results of operations.

Significant reimbursement reductions and/or exclusion from markets or product lines could adversely affect AdaptHealth.

        All Medicare Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (DMEPOS) Competitive Bidding Program contracts expired on December 31, 2018, and, as a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that CMS expects will last until December 31, 2020.

        On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas (CBAs) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named "Round 2021." Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.

        For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in AdaptHealth's product lines are included on the list of products subject to Round 2021. For the year ended December 31, 2018, AdaptHealth estimates that approximately $140.0 million of revenue was generated with respect to covered items in competitive bidding areas subject to Round 2021. As part of the competitive bidding process, single payment amounts ("SPAs") replace the current Medicare durable medical equipment fee schedule payment amounts for selected items in certain areas of the country. The SPAs are determined by using bids submitted by DME suppliers. CMS will select winning bidders based upon the CMS-determined demand in each CBA, and the price assigned to the winning bidders shall be the price submitted by the final bidder accepted to meet such CBA's volume demand. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract and only successful bidders can supply the covered items to Medicare beneficiaries in the acquisition area (there are, however, regulations in place that allow non-contracted providers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). The contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service, but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. AdaptHealth's exclusion from certain markets or product lines could materially adversely affect its financial condition and results of operations.

        The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists, as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the competitive bidding program. While AdaptHealth cannot predict the outcome of the competitive bidding program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.

Failure by AdaptHealth to maintain controls and processes over billing and collections or the deterioration of the financial condition of AdaptHealth's payors or disputes with third parties could have a significant negative impact on its financial condition and results of operations.

        The collection of accounts receivable requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. There can be no assurance that AdaptHealth will be able to improve upon or maintain its current levels of collectability and days sales outstanding in future periods. Further, some of AdaptHealth's payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If AdaptHealth is unable to properly bill and collect its accounts receivable, its financial condition and results of operations will be adversely affected. In addition, from time to time AdaptHealth is involved in disputes with various parties, including its payors and their intermediaries regarding their performance of various contractual or regulatory obligations. These disputes sometimes lead to legal and other proceedings and cause AdaptHealth to incur costs or experience delays in collections, increases in its accounts receivable or loss of revenue. In addition, in the event such disputes are not resolved in AdaptHealth's favor or cause AdaptHealth to terminate its relationships with such parties, there may be an adverse impact on its financial condition and results of operations.

If AdaptHealth is unable to maintain or develop relationships with patient referral sources, its growth and profitability could be adversely affected.

        AdaptHealth's success depends in large part on referrals from acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities, hospice operators and other patient referral sources in the communities served by AdaptHealth. By law, referral sources cannot be contractually obligated to refer patients to any specific provider. However, there can be no assurance that other market participants will not attempt to steer patients to competing post-acute providers or otherwise limit AdaptHealth's access to potential referrals. The establishment of joint ventures or networks between referral sources, such as acute care hospitals, and other post-acute providers may hinder patient referrals to AdaptHealth. AdaptHealth's growth and profitability depend on its ability to establish and maintain close working relationships with patient referral sources and to increase awareness and acceptance of the benefits of inpatient rehabilitation, home health, and hospice care by its referral sources and their patients. There can be no assurance that AdaptHealth will be able to maintain its existing referral source relationships or that it will be able to develop and maintain new relationships in existing or new markets. AdaptHealth's loss of, or failure to maintain, existing relationships or its failure to develop new relationships could adversely affect its ability to grow its business and operate profitably.

Failure by AdaptHealth to successfully design, modify and implement technology-based and other process changes to maximize productivity and ensure compliance could ultimately have a significant negative impact on AdaptHealth's financial condition and results of operations.

        AdaptHealth has identified a number of areas throughout its operations, including revenue cycle management and fulfilment logistics, where it intends to centralize and/or modify current processes or systems in order to attain a higher level of productivity or ensure compliance. Failure to achieve the cost savings or enhanced quality control expected from the successful design and implementation of such initiatives may adversely impact AdaptHealth's financial condition and results of operations. Additionally, Medicare and Medicaid often change their documentation requirements with respect to claims submissions. The standards and rules for healthcare transactions, code sets and unique identifiers also continue to evolve, such as ICD 10 and HIPAA 5010 and other data security requirements. Moreover, government programs and/or commercial payors may have difficulties administering new standards and rules for healthcare transactions and this may adversely affect timelines of payment or payment error rates. The DMEPOS competitive bidding program also imposes new reporting requirements on contracted providers. Failure by AdaptHealth to successfully design and implement system or process modifications could have a significant impact on its operations and financial condition. From time to time, AdaptHealth's outsourced contractors for certain information systems functions, such as Brightree LLC and Parachute Health LLC, may make operational, leadership or other changes that could impact AdaptHealth's plans and cost-savings goals. The implementation of many of the new standards and rules will require AdaptHealth to make substantial investments. Further, the implementation of these system or process changes could have a disruptive effect on related transaction processing and operations. If AdaptHealth's implementation efforts related to systems development are unsuccessful, AdaptHealth may need to write off amounts that it has capitalized related to systems development projects. Additionally, if systems development implementations do not occur, AdaptHealth may need to incur additional costs to support its existing systems.

AdaptHealth's business depends on its information systems, including software licensed from third parties. AdaptHealth's information systems and those of AdaptHealth's third-party software providers are subject to security breaches and other cybersecurity incidents, which may disrupt AdaptHealth's operations.

        AdaptHealth's business depends on the proper functioning and availability of its computer systems and networks. AdaptHealth relies on an external service provider to provide continual maintenance, upgrading and enhancement of AdaptHealth's primary information systems used for its operational needs. AdaptHealth licenses third-party software that supports intake, personnel scheduling and other human resources functions, office clinical and centralized billing and receivables management in an integrated database, enabling AdaptHealth to standardize the care delivered across its network of locations and monitor its performance and consumer outcomes. AdaptHealth also uses a third-party software provider for its order processing and inventory management platform. To the extent that its third-party providers fail to support, maintain and upgrade such software or systems, or if AdaptHealth loses its licenses with third-party providers, the efficiency of AdaptHealth's operations could be disrupted or reduced.

        If AdaptHealth experiences a reduction in the performance, reliability, or availability of its information systems, its operations and ability to process transactions and produce timely and accurate reports could be adversely affected. If AdaptHealth experiences difficulties with the transition and integration of information systems or is unable to implement, maintain, or expand its systems properly, AdaptHealth could suffer from, among other things, operational disruptions, regulatory problems, and increases in administrative expenses.

        There can be no assurance that AdaptHealth's and its third-party software providers' safety and security measures and disaster recovery plan will prevent damage, interruption or breach of its information systems and operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect, AdaptHealth may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications AdaptHealth develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of its information systems. Unauthorized parties may attempt to gain access to AdaptHealth's systems or facilities, or those of third parties with whom AdaptHealth does business, through fraud or other forms of deceiving its employees or contractors. On occasion, AdaptHealth has acquired additional information systems through its business acquisitions. AdaptHealth has upgraded and expanded its information system capabilities and has committed significant resources to maintain, protect, enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of AdaptHealth's operations. A cyber security attack or other incident that bypasses AdaptHealth's information systems security could cause a security breach which may lead to a material disruption to its information systems infrastructure or business and may involve a significant loss of business or patient health information. If a cyber security attack or other unauthorized attempt to access AdaptHealth's systems or facilities were to be successful, it could result in the theft, destruction, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may materially impact AdaptHealth's ability to provide various healthcare services. Any successful cyber security attack or other unauthorized attempt to access AdaptHealth's systems or facilities also could result in negative publicity which could damage its reputation or brand with its patients, referral sources, payors or other third parties and could subject AdaptHealth to substantial penalties under HIPAA and other federal and state privacy laws, in addition to private litigation with those affected. Failure to maintain the security and functionality of AdaptHealth's information systems and related software, or a failure to defend a cyber security attack or other attempt to gain unauthorized access to AdaptHealth's systems, facilities or patient health information, could expose AdaptHealth to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in AdaptHealth's operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the OIG or state attorneys general), private litigation with those affected by the data breach, loss of customers, disputes with payors and increased operating expense, which could adversely impact AdaptHealth's financial condition and results of operations.

AdaptHealth experiences competition from numerous other home respiratory and mobility equipment providers, and this competition could adversely affect its revenues and its business.

        The home respiratory and mobility equipment markets are highly competitive and include a large number of providers, some of which are national providers, but most of which are either regional or local providers, including hospital systems, physician specialists and sleep labs. The primary competitive factors are quality considerations such as responsiveness, access to payor contracts, the technical ability of the professional staff and the ability to provide comprehensive services. These markets are very fragmented. Some of AdaptHealth's competitors may now or in the future have greater financial or marketing resources than AdaptHealth. In addition, in certain markets, competitors may have more effective sales and marketing activities. AdaptHealth's largest national home respiratory/home medical equipment provider competitors include AeroCare Holdings, Inc., Apria Healthcare Group Inc., Lincare Holdings Inc. and Rotech Healthcare Inc. The rest of the homecare market in the United States consists of regional providers and product-specific providers, as well as numerous local organizations. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute healthcare services, including homecare services of the types AdaptHealth provides. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value based purchasing and other payment systems.

        There are relatively few barriers to entry in local home healthcare markets, and new entrants to the home respiratory/home medical equipment markets could have a material adverse effect on

AdaptHealth's business, results of operations and financial condition. A number of manufacturers of home respiratory equipment currently provide equipment directly to patients on a limited basis. Such manufacturers have the ability to provide their equipment at prices below those charged by AdaptHealth, and there can be no assurance that such direct-to-patient sales efforts will not increase in the future or that such manufacturers will not seek reimbursement contracts directly with AdaptHealth's third-party payors, who could seek to provide equipment directly to patients from the manufacturer. In addition, pharmacy benefit managers (known as "PBMs"), including CVS Health Corporation and the OptumRx business of UnitedHealth Group Incorporated, could enter the HME market and compete with AdaptHealth. Large technology companies, such as Amazon.com, Inc. and Alphabet Inc., have disrupted other supply businesses and have publicly stated an interest in the entering the healthcare market. In the event such companies enter the HME market, AdaptHealth may experience a loss of referrals or revenue.

Changes in medical equipment technology and development of new treatments may cause AdaptHealth's current equipment or services to become obsolete.

        AdaptHealth evaluates changes in home medical equipment technology and treatments on an ongoing basis for purposes of determining the feasibility of replacing or supplementing items currently included in the patient service equipment inventory and services that AdaptHealth offers patients. AdaptHealth's selection of medical equipment and services is formulated on the basis of a variety of factors, including overall quality, functional reliability, availability of supply, payor reimbursement policies, product features, labor costs associated with the technology, acquisition, repair and ownership costs and overall patient and referral source demand, as well as patient therapeutic and lifestyle benefits. Manufacturers continue to invest in research and development to introduce new products to the marketplace. It is possible that major changes in available technology, payor benefit or coverage policies related to those changes or the preferences of patients and referral sources may cause AdaptHealth's current product offerings to become less competitive or obsolete, and it will be necessary to adapt to those changes. Unanticipated changes could cause AdaptHealth to incur increased capital expenditures and accelerated equipment write-offs, and could force AdaptHealth to alter its sales, operations and marketing strategies.

AdaptHealth's operations involve the transport of compressed and liquid oxygen, which carries an inherent risk of rupture or other accidents with the potential to cause substantial loss.

        AdaptHealth's operations are subject to the many hazards inherent in the transportation of medical gas products and compressed and liquid oxygen, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of AdaptHealth's related operations. If a significant accident or event occurs, it could adversely affect AdaptHealth's business, financial position and results of operations. Additionally, corrective action plans, fines or other sanctions may be levied by government regulators who oversee transportation of hazardous materials such as compressed or liquid oxygen.

        AdaptHealth provides a significant number of patients with oxygen-based therapy, and from time to time, AdaptHealth has operated medical gas facilities in several states subject to federal and state regulatory requirements. AdaptHealth's medical gas facilities and operations are subject to extensive regulation by the Food and Drug Administration ("FDA") and other federal and state authorities. The FDA regulates medical gases, including medical oxygen, pursuant to its authority under the federal Food, Drug and Cosmetic Act. Among other requirements, the FDA's current Good Manufacturing Practice ("cGMP") regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each such state, its medical gas facilities would be subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with the cGMP and other regulations, and AdaptHealth expends significant time, money and resources in an effort to achieve substantial compliance with the cGMP regulations and other federal and state law requirements at each of its medical gas facilities. AdaptHealth also complies with the FDA's requirement for medical gas providers to register their sites with the agency. There can be no assurance, however, that these efforts will be successful and that AdaptHealth's medical gas facilities will maintain compliance with federal and state law regulations. Failure by AdaptHealth to maintain regulatory compliance at its medical gas facilities could result in enforcement action, including warning letters, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, and civil or criminal penalties which would materially harm its business, financial condition, results of operations, cash flow, capital resources and liquidity.

AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.

        AdaptHealth's operations are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal Stark Law and the federal False Claims Act. These laws may impact, among other things, AdaptHealth's sales, marketing and education programs.

        The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

        The federal Ethics in Patient Referrals Act of 1989, commonly known as the "Stark Law," prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

        The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as qui tam actions, can be brought by any individual on behalf of the government and such individuals, commonly known as "whistleblowers," may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claim Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

        From time to time, AdaptHealth has been and is involved in various governmental audits, investigations and reviews related to its operations. Reviews and investigations can lead to government actions, resulting in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way AdaptHealth conducts business, loss of licensure or exclusion from participation in Medicare, Medicaid or other government programs. If AdaptHealth fails to comply with applicable laws, regulations and rules, its financial condition and results of operations could be adversely affected. Furthermore, becoming subject to these governmental investigations, audits and reviews may result in substantial costs as AdaptHealth cooperates with the government authorities, regardless of whether the particular investigation, audit or review leads to the identification of underlying issues.

        AdaptHealth is unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If AdaptHealth is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, AdaptHealth may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid and other government healthcare reimbursement programs and the curtailment or restructuring of its operations.

Failure by AdaptHealth to maintain required licenses and accreditation could impact its operations.

        AdaptHealth is required to maintain a significant number of state and/or federal licenses for its operations and facilities. Certain employees are required to maintain licenses in the states in which they practice. AdaptHealth manages the facility licensing function centrally. In addition, individual clinical employees are responsible for obtaining, maintaining and renewing their professional licenses, and AdaptHealth has processes in place designed to notify branch or pharmacy managers of renewal dates for the clinical employees under their supervision. State and federal licensing requirements are complex and often open to subjective interpretation by various regulatory agencies. Accurate licensure is also a critical threshold issue for the Medicare enrollment and the Medicare competitive bidding program. From time to time, AdaptHealth may also become subject to new or different licensing requirements due to legislative or regulatory requirements developments or changes in its business, and such developments may cause AdaptHealth to make further changes in its business, the results of which may be material. Although AdaptHealth believes it has appropriate systems in place to monitor licensure, violations of licensing requirements may occur and failure by AdaptHealth to acquire or maintain appropriate licensure for its operations, facilities and clinicians could result in interruptions in its operations, refunds to state and/or federal payors, sanctions or fines or the inability to serve Medicare beneficiaries in competitive bidding markets which could adversely impact AdaptHealth's financial condition and results of operations.

        Accreditation is required by most of AdaptHealth's managed care payors and is a mandatory requirement for all Medicare DMEPOS providers. If AdaptHealth or any of its branches lose accreditation, or if any of its new branches are unable to become accredited, such failure to maintain accreditation or become accredited could adversely impact AdaptHealth's financial condition and results of operations.

Compliance with regulations under the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the Health Information Technology for Economic and Clinical Health Act ("HITECH Act") and related rules relating to the transmission, security and privacy of health information could impose additional significant costs on AdaptHealth's operations.

        Numerous federal and state laws and regulations addressing patient privacy and consumer privacy, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. HIPAA and the HITECH Act require AdaptHealth to comply with standards for the use and disclosure of health information within AdaptHealth and with third parties. HIPAA and the HITECH Act also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, and privacy and electronic security of individually identifiable health information.

        HIPAA requires healthcare providers, including AdaptHealth, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations.

        In addition, under the Federal CAN-SPAM Act, the Telephone Consumer Protection Act and the Telemarketing Sales Rule, AdaptHealth is limited in the ways in which it can market and service its products and services by use of email or telephone marketing. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payors, and the cost of complying with these standards could be significant.

AdaptHealth is highly dependent upon senior management; failure by AdaptHealth to attract and retain key members of senior management could adversely affect AdaptHealth's financial condition and results of operations.

        AdaptHealth is highly dependent on the performance and continued efforts of its senior management team. AdaptHealth's future success is dependent on its ability to continue to attract and retain qualified executive officers and senior management. Any inability to manage AdaptHealth's operations effectively could adversely impact its financial condition and results of operations.

AdaptHealth's reliance on relatively few suppliers for the majority of its patient service equipment and supplies could adversely affect AdaptHealth's ability to operate.

        AdaptHealth currently relies on a relatively small number of suppliers to provide it with the majority of its patient service equipment and supplies. Significant price increases, or disruptions in the ability to obtain such equipment and supplies from existing suppliers, may force AdaptHealth to use alternative suppliers. Additionally, any new excise taxes imposed on manufacturers of certain medical equipment could be passed on to customers, such as AdaptHealth. Such manufacturers may be forced to make other changes to their products or manufacturing processes that are unacceptable to AdaptHealth, resulting in a need to change suppliers. Any change in suppliers AdaptHealth uses could cause delays in the delivery of such products and possible losses in revenue, which could adversely affect AdaptHealth's results of operations. In addition, alternative suppliers may not be available, or may not provide their products and services at similar or favorable prices. If AdaptHealth cannot obtain the patient service equipment and supplies it currently uses, or alternatives at similar or favorable prices, AdaptHealth's ability to provide such products may be severely impacted, which could have an adverse effect on its business, financial condition, results of operations, cash flow, capital resources and liquidity.

AdaptHealth's strategic growth plan, which involves the acquisition of other companies, may not succeed.

        AdaptHealth's strategic plan calls for significant growth in its business over the next several years through an increase in its density in select markets where it is established as well as the expansion of its geographic footprint into new markets. This growth would place significant demands on AdaptHealth's management team, systems, internal controls and financial and professional resources. As a result, AdaptHealth could be required to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding AdaptHealth's information technology infrastructure. If AdaptHealth is unable to effectively manage growth, its financial results could be adversely impacted.

        AdaptHealth's strategic plan also contemplates continued growth from future acquisitions of home medical equipment providers. AdaptHealth may face increased competition for attractive acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. Without successful acquisitions, AdaptHealth's future growth rate could decline. In addition, AdaptHealth cannot guarantee that any future acquisitions, if consummated, will result in further growth.

        AdaptHealth's strategic plan contemplates successful integration of acquired home medical equipment providers with AdaptHealth's existing business, including reduction in operating expenses with respect to the acquired companies. Integrating an acquisition could be expensive and time-consuming and could disrupt AdaptHealth's ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations. AdaptHealth may not be able to combine successfully the operations of recently acquired companies with its operations, and, even if such integration is accomplished, AdaptHealth may never realize the potential benefits of such acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on AdaptHealth's operations or other projects and may impose challenges on us including, but not limited to, consistencies in business standards, procedures, policies and business cultures. There can be no assurance that any future acquisitions, if consummated, will result in further growth.

        Specific integration risks relating to the acquisition of other companies by AdaptHealth may include:

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  difficulties related to combining previously separate businesses into a single unit, including patient transitions, product and service offerings, distribution and operational capabilities and business cultures;

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  availability of financing to the extent needed to fund acquisitions;

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  customer loss and other general business disruption;

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  managing the integration process while completing other independent acquisitions or dispositions;

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  diversion of management's attention from day-to-day operations;

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  assumption of liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated;

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  failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements;

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  potentially substantial costs and expenses associated with acquisitions and dispositions;

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  failure to retain and motivate key employees;

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  coordinating research and development activities to enhance the introduction of new products and services;

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  difficulties in establishing and applying AdaptHealth's internal control over financial reporting and disclosure controls and procedures to an acquired business;

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  obtaining necessary regulatory licenses and payor-specific approvals, which may impact the timing of when AdaptHealth is to bill and collect for services rendered;

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  AdaptHealth's ability to transition patients in a timely manner may impact AdaptHealth's ability to collect amounts for services rendered;

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  AdaptHealth's estimates for revenue accruals during the integration of acquisitions may require adjustments in future periods as the transition of patient information is finalized; and

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  delays in obtaining new government and commercial payor identification numbers for acquired branches, resulting in a slowdown and/or loss of associated revenue.

        In addition, AdaptHealth faces competition for acquisition candidates and, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. There can be no assurance that AdaptHealth will be able to identify suitable acquisition opportunities in the future or that any such opportunities, if identified, will be consummated on favorable terms, if at all. Without successful acquisitions, AdaptHealth's future growth rate could decline.

        While AdaptHealth conducts due diligence in connection with any acquisition opportunity, there may be risks or liabilities that such due diligence efforts fail to discover that are not disclosed to AdaptHealth or that AdaptHealth inadequately assesses. The failure to timely identify any material liabilities associated with any acquisitions could adversely impact AdaptHealth's financial condition and results of operations.

If AdaptHealth were required to write down all or part of its goodwill its net earnings and net worth could be materially adversely affected.

        Goodwill represents a significant portion of AdaptHealth's assets. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. For example, if our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, it might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If, as part of our annual review of goodwill, we are required to write down all or a significant part of AdaptHealth's goodwill our net earnings and net worth could be materially adversely affected, which could affect our flexibility to obtain additional financing. In addition, if our assumptions used in preparing our valuations for purposes of impairment testing differ materially from actual future results, we may record impairment charges in the future and our financial results may be materially adversely affected. AdaptHealth had $245.3 million and $202.4 million of goodwill recorded on its Consolidated Balance Sheets at September 30, 2019 and December 31, 2018, respectively. It is not possible at this time to determine if there will be any future impairment charge, or if there is, whether such charges would be material.

AdaptHealth may not be able to generate sufficient cash flow to cover required payments or meet operating covenants under its long-term debt and long-term operating leases.

        Failure to generate sufficient cash flow to cover required payments or meet operating covenants under AdaptHealth's long-term debt and long-term operating leases could result in defaults under such agreements and cross-defaults under other debt or operating lease arrangements, which could harm its operating subsidiaries. AdaptHealth may not generate sufficient cash flow from operations to cover required interest, principal and lease payments. In addition, AdaptHealth's outstanding credit facility contains restrictive covenants and requires AdaptHealth to maintain or satisfy specified coverage tests. These restrictions and operating covenants include, among other things, requirements with respect to total leverage ratios and fixed charge coverage ratios. These restrictions, together with the restrictive covenants included in promissory notes with the BlueMountain Entities, may interfere with AdaptHealth's ability to obtain additional advances under its existing credit facility or to obtain new financing or to engage in other business activities, which may inhibit AdaptHealth's ability to grow its business and increase revenue. In addition, failure by AdaptHealth to comply with these restrictive covenants could result in an event of default which, if not cured or waived, could result in the acceleration of its debt.

AdaptHealth may need additional capital to fund its operating subsidiaries and finance its growth, and AdaptHealth may not be able to obtain it on acceptable terms, or at all, which may limit its ability to grow.

        AdaptHealth's ability to maintain and enhance its operating subsidiaries and equipment to meet regulatory standards, operate efficiently and remain competitive in its markets requires AdaptHealth to commit substantial resources to continued investment in its affiliated facilities and equipment. Additionally, the continued expansion of its business through the acquisition of existing facilities, expansion of existing facilities and construction of new facilities may require additional capital, particularly if AdaptHealth were to accelerate its acquisition and expansion plans. Financing may not be available or may be available only on terms that are not favorable. In addition, some of AdaptHealth's outstanding indebtedness restrict, among other things, its ability to incur additional debt. If AdaptHealth is unable to raise additional funds or obtain additional funds on acceptable terms, it may have to delay or abandon some or all of its growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of the Common Stock.

Political and economic conditions, including significant global or regional developments such as economic and political events, international conflicts and natural disasters that are out of AdaptHealth's control, could adversely affect its revenue, financial condition and results of operations.

        AdaptHealth's business can be affected by a number of factors that are beyond its control, such as general geopolitical, economic and business conditions, financial services market conditions, and general political and economic developments, including slower economic growth, disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, inflation, elevated unemployment levels, sluggish or uneven economic recovery, government actions impacting trade agreements including the imposition of trade restrictions such as tariffs and retaliatory counter measures, government deficit reduction and natural and other disasters affecting the operations of AdaptHealth or its customers or suppliers. Any Medicare, Medicaid or third-party payor reimbursement reductions as a result of such factors could adversely impact AdaptHealth's business, financial condition, results of operations, cash flow, capital resources and liquidity. Turmoil in the financial markets, including in the capital and credit markets, and any uncertainty over its breadth, depth and duration may put pressure on the global economy and could have a negative effect on AdaptHealth's business. Further, historical worldwide financial and credit turmoil could reduce the availability of liquidity and credit to fund the continuation and expansion of business operations worldwide. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could cause an economic recession in the United States or worldwide. If financial markets in the United States, Europe and Asia experience extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, governments may take unprecedented actions intended to address extreme market conditions that may include severely restricted credit and declines in real estate values. If conditions in the global economy, U.S. economy or other key vertical or geographic markets are weak or uncertain, AdaptHealth could experience material adverse impacts on its revenue, financial condition and results of operations.

If AdaptHealth's subsidiary fails to comply with the terms of its Corporate Integrity Agreement, it could be subjected to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

        Braden Partners, L.P., d/b/a Pacific Pulmonary Services ("PPS"), which was acquired by AdaptHealth in May 2017, entered into a five-year Corporate Integrity Agreement ("CIA") with the Office of Inspector General of the Department of Health and Human Services (the "OIG-HHS"), effective March 31, 2017, concurrent with the execution of a settlement agreement with the United States, acting through the DOJ and on behalf of the OIG-HHS. The CIA imposes certain compliance, auditing (including by an independent review organization), self-reporting and training requirements with which PPS must comply. If PPS fails to comply with the terms of its CIA, it could be subjected to substantial monetary penalties and/or suspension or exclusion from participation in federal healthcare programs. Any such suspension, exclusion or termination would result in the revocation or termination of contracts and/or licenses and potentially have a material adverse effect on the results of PPS' operations. The imposition of monetary penalties and/or termination of contracts with respect to PPS could adversely affect AdaptHealth's profitability and financial condition.

AdaptHealth's current insurance program may expose it to unexpected costs and negatively affect its business, financial condition and results of operations, particularly if it incurs losses not covered by its insurance or if claims or losses differ from its estimates.

        There is an inherent risk of liability in the provision of healthcare services. As participants in the healthcare industry, AdaptHealth may periodically be subject to lawsuits, some of which may involve large claims and significant costs to defend, such as mass tort or other class actions. Although AdaptHealth's insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that it believes are reasonable based on its operations, the coverage under its insurance programs may not be adequate to protect it in all circumstances. AdaptHealth's insurance policies contain exclusions and conditions that could have a materially adverse impact on AdaptHealth's ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. Additionally, insurance companies that currently insure companies in AdaptHealth's industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future. The incurrence of losses and liabilities that exceed AdaptHealth's available coverage, therefore, could have a material adverse effect on its business, financial condition and results of operations.

        AdaptHealth currently self-insures a significant portion of expected losses under its workers' compensation, automobile liability and employee health insurance programs and, to offset negative insurance market trends, AdaptHealth may elect to increase its self-insurance coverage, accept higher deductibles or reduce the amount of coverage. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying its liabilities for these losses could result in materially different expenses than expected under these programs, which could have a material adverse effect on AdaptHealth's financial condition and results of operations. In addition, if AdaptHealth experiences a greater number of these losses than it anticipates, it could have a material adverse effect on its business, financial condition and results of operations.

AdaptHealth currently outsources, and from time to time in the future may outsource, a portion of its internal business functions to third-party providers. Outsourcing these functions has significant risks, and AdaptHealth's failure to manage these risks successfully could materially adversely affect its business, results of operations, and financial condition.

        AdaptHealth currently, and from time to time in the future, may outsource portions of its internal business functions, including billing and administrative functions relating to revenue cycle management, to third-party providers in India, the Philippines and Central America. These third-party providers may not comply on a timely basis with all of AdaptHealth's requirements, or may not provide AdaptHealth with an acceptable level of service. In addition, AdaptHealth's reliance on third-party providers could have significant negative consequences, including significant disruptions in its operations and significantly increased costs to undertake its operations, either of which could damage AdaptHealth's relationships with its customers. In addition, AdaptHealth's outsourced functions may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; vandalism; currency fluctuations; changes to the law of India, the Philippines, the United States or any of the states or other jurisdictions in which AdaptHealth does business or outsources operations; or increases in the cost of labor and supplies in India, the Philippines or Central America or any other jurisdiction in which AdaptHealth outsources any portion of its internal business functions. AdaptHealth's outsourced operations may also be affected by trade restrictions, such as tariffs or other trade controls. As a result of its outsourcing activities, it may also be more difficult for AdaptHealth to recruit and retain qualified employees for its business needs at any time. AdaptHealth's failure to successfully outsource certain of its business functions could materially adversely affect its business, results of operations, and financial condition.

Risks Related to the Business Combination

Our only significant assets are the ownership of a majority interest in AdaptHealth Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.

        We have no direct operations and no significant assets other than the ownership of a majority of the economic and voting interests in AdaptHealth Holdings. We depend on AdaptHealth Holdings and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of AdaptHealth Holdings and its subsidiaries may limit our ability to obtain cash from AdaptHealth Holdings. The earnings from, or other available assets of, AdaptHealth Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A Common Stock. AdaptHealth Holdings is classified as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of AdaptHealth Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by AdaptHealth Holdings. Under the terms of the A&R AdaptHealth Holdings LLC Agreement, AdaptHealth Holdings is obligated to make tax distributions to holders of AdaptHealth Units, including us, except to the extent such distributions would render AdaptHealth Holdings insolvent or are otherwise prohibited by law or the terms of AdaptHealth's credit facility. In addition to our tax obligations, we also incur expenses related to our operations and our interests in AdaptHealth Holdings, including costs and expenses of being a publicly-traded company, all of which could be significant. To the extent that we require funds and AdaptHealth Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

If the Business Combination's benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for AdaptHealth Holdings' securities. As an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

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  actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  changes in the market's expectations about our operating results;

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  success of competitors;

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  our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning AdaptHealth Holdings or the home medical equipment industry in general;

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  operating and stock price performance of other companies that investors deem comparable to us;

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  our ability to market new and enhanced products on a timely basis;

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  changes in laws and regulations affecting our business;

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  our ability to meet compliance requirements;

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  commencement of, or involvement in, litigation involving us;

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  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of shares of our Class A Common Stock available for public sale;

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  any major change in our board of directors or management;

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  sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

        Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.

        As a public company, we are required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of AdaptHealth Holdings as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

        In connection with the audit of AdaptHealth Holdings' consolidated financial statements for the fiscal year ended December 31, 2018, there were certain controls over financial reporting that did not operate as designed. AdaptHealth is actively engaged in the development and implementation of the following remediation plan to address such material weakness:

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  implementation of processes to improve overall efficiency and accuracy of accounting;

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  assignment of dedicated and experienced technical resources with the responsibility of strengthening corporate oversight over financial reporting and enhancing controls associated with complex accounting matters; and

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  hiring additional qualified personnel and continue to evaluate the adequacy of our accounting personnel staffing level.

        This remediation plan is intended to ensure that the key controls over the financial reporting oversight process are operating effectively and are sustainable.

        In addition, our management and other personnel will need to continue to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 and the evaluation of the effectiveness of our internal controls over financial reporting within the prescribed timeframe. AdaptHealth has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal controls over financial reporting. AdaptHealth may discover additional deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner.

Certain of our principal stockholders have significant influence over us.

        Entities affiliated with Deerfield Capital Corp. (collectively, "Deerfield Capital") collectively beneficially own approximately 26.113% of our Class A Common Stock, assuming (i) the exchange of 31,063,799 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 1,640,981 private placement warrants and 833,333 public warrants held by Deerfield Capital. Everest Trust beneficially owns approximately 21.717% of our Class A Common Stock, assuming (i) the exchange of 31,063,799 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 665,628 private placement warrants held by Clifton Bay Offshore Investments L.P. and 41,473 private placement warrants held by Quadrant Management, Inc. As long as Deerfield Capital and/or Everest Trust owns or controls a significant percentage of our outstanding voting power, it will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

        The interests of Deerfield Capital and/or Everest Trust may not align with the interests of our other stockholders. Each of Deerfield Capital and Everest Trust is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Each of Deerfield Capital and Everest Trust may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that our stockholders and our directors, including any who were designated by any of our stockholders, other than any such persons who are employees of us or any of our subsidiaries, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.

We will continue to incur significant increased expenses and administrative burdens as a result of being a public company, which could have a material adverse effect on our business, financial condition and results of operations.

        We will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that AdaptHealth Holdings did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities AdaptHealth had not prior to the Business Combination. In addition, additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

AdaptHealth Holdings' management has limited experience in operating a public company.

        AdaptHealth Holdings' executive officers and certain directors have limited experience in the management of a publicly traded company. AdaptHealth Holdings' management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of AdaptHealth, including the key personnel of AdaptHealth who have stayed with us following the Business Combination. The loss of such key personnel could negatively impact our operations and financial results.

        Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of AdaptHealth. It is possible that AdaptHealth will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of the key personnel of AdaptHealth may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

        The Tax Receivable Agreement, which we entered into at the Closing with the Blocker Sellers and Non-Blocker AdaptHealth Members (collectively, the "TRA Holders"), generally provides for the payment by us to the Blocker Sellers of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings.

The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of AdaptHealth Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder's tax basis in its AdaptHealth Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We are dependent on distributions from AdaptHealth Holdings to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in AdaptHealth Holdings or us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

        The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

        As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

        We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with yours.

        The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their AdaptHealth Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us.

Risks Related to Our Securities

There can be no assurance that we will be able to continue to comply with the continued listing standards of Nasdaq.

        Our Class A Common Stock is currently listed on Nasdaq. There can be no assurance that we will continue to be able to meet Nasdaq's listing requirements with respect to our Class A Common Stock. If our Class A Common Stock is delisted, there could be limited availability of market quotations for the Class A Common Stock and reduced liquidity in trading. Our public warrants are currently listed on Nasdaq; however, on November 27, 2019, we received a letter from Nasdaq stating that our public warrants failed to meet the Nasdaq Capital Market's round lot holder requirement and that our public warrants would be suspended from trading on December 6, 2019 and subsequently delisted. Although we anticipate that the public warrants and, if delisted from Nasdaq, our Class A Common Stock would be eligible for quotation and trading on the over-the-counter market, we have not yet applied for quotation and trading on the over-the-counter market for our public warrants and there can be no assurance that trading would be commenced or maintained on the over-the-counter market for our public warrants or our Class A Common Stock.

        In addition, if we failed to meet Nasdaq's listing requirements with respect to our Class A Common Stock, in addition to reduced liquidity, we and our stockholders could face significant material consequences including:

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  a determination that our Class A Common Stock is a "penny stock" which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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  a limited amount of news and analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because our Class A Common Stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of our Class A Common Stock, if we were no longer listed on Nasdaq, our Class A Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Class A Common Stock.

A significant portion of our total outstanding Class A Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the Business Combination:

  •
  certain persons collectively own 3,672,500 shares of Class A Common Stock and 2,643,333 private placement warrants distributed to them by our Sponsor in connection with its dissolution, subject to restrictions on transfer under the terms of a letter agreement entered into by our Sponsor at the time of our initial public offering ("IPO");

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  32,113,799 shares of Class A Common Stock which were either issued or may be issued upon the exchange of AdaptHealth Units are subject to restrictions on transfer under the terms of the Lock-up Agreements; and

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  Deerfield and Richard Barasch collectively own 12,500,000 shares of Class A Common Stock that are subject to restrictions on transfer under the terms of the Deerfield Subscription Agreement.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding public warrants.

        Our warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

        We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are "out-of-the-money," in which case you would lose any potential embedded value from a subsequent increase in the value of the Common Stock had your warrants remained outstanding.

        In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are "out-of-the-money," in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your warrants remained outstanding. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Our warrants may have an adverse effect on the market price of our Class A Common Stock.

        We have issued warrants to purchase 8,333,333 shares of our Class A Common Stock as part of the units offered in our IPO and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 4,333,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.

The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

        We qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we plan to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.07 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. AdaptHealth Holdings had revenues for the year ended December 31, 2018 of approximately $361.1 million. If we continue to expand our business through acquisitions and/or continue to grow revenues organically, we may cease to be an emerging growth company prior to December 31, 2023.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find our Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Class A Common Stock and its stock price may be more volatile.

Our second amended and restated certificate of incorporation requires that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America be the exclusive forums for substantially all disputes between us and our stockholders, which may have the effect of discouraging lawsuits against our directors and officers.

        Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder's counsel. Our second amended and restated certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against our directors and officers. If a court were to find either exclusive forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. For example, the Court of Chancery of the State of Delaware determined in December 2018 that the exclusive forum provision of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. If the Court of Chancery's decision were to be overturned, we would enforce the federal district court exclusive forum provision in our second amended and restated certificate of incorporation.

USE OF PROCEEDS

        We will receive up to an aggregate of approximately $145,666,659 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital.

        We will not receive any proceeds from the sale of Class A Common Stock or private placement warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders' securities and to indemnify certain selling securityholders against certain liabilities.

 SELLING SECURITYHOLDERS

        Up to 75,053,512 shares of our Class A Common Stock may be offered for resale by the selling securityholders under this prospectus, including (i) 6,250,000 shares issued in a private placement prior to our initial public offering, (ii) 2,500,000 shares acquired by Deerfield Management Company, L.P. in connection with our initial public offering, (iii) 17,356,380 shares issued as partial consideration in connection with the Business Combination, (iv) 31,063,799 shares that are be issuable upon the exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock, (v) 1,050,000 shares issued upon exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock, (vi) 12,500,000 shares issued in private placements in connection with the Business Combination, and (vii) 4,333,333 shares issuable upon the exercise of private placement warrants. Additionally, up to 4,333,333 private placement warrants may be offered for resale by selling securityholders under this prospectus. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain selling securityholders in connection with the Business Combination. We are registering the securities as required under the Registration Rights Agreement.

        To the extent permitted by law, the selling securityholders listed below may resell shares of our Class A Common Stock and private placement warrants pursuant to this prospectus. We have registered the sale of the shares of our Class A Common Stock and the private placement warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of Class A Common Stock or private placement warrants from the selling securityholders after the date of this prospectus to resell their shares of Class A Common Stock and private placement warrants.

        The following table sets forth the number of shares of Class A Common Stock and private placement warrants being offered by the selling securityholders, including shares of our Class A Common Stock issuable upon the exercise of the private placement warrants and assuming the exchange of 31,063,799 AdaptHealth Units together with the same number of shares of Class B common stock for shares of Class A Common Stock. The selling securityholders are not making any representation that any shares of Class A Common Stock or private placement warrants covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or private placement warrants. For purposes of the table below, we assume that all of the shares of our Class A Common Stock and private placement warrants covered by this prospectus will be sold.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

        As of January 17, 2020, assuming the exchange of 31,063,799 AdaptHealth Units together with the same number of shares of our Class B common stock for shares of our Class A Common Stock, there were 72,791,394 shares of our Class A Common Stock issued and outstanding.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering		Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Deerfield Management Company, L.P.(1)	2,500,000		—	2,500,000	—	—	—	—	—
Deerfield Private Design Fund IV, L.P.	16,320,869	(2)	1,640,981	16,320,869	1,640,981	—	—	—	—
2014 Barasch Family Trust #1(3)	510,010		—	510,010	—	—	—	—	—
Richard Barasch	858,217	(4)	527,314	853,217	527,314	—	—	—	—
Robert Spass	177,778	(5)	74,654	177,778	74,654	—	—	—	—
Bradley Cooper	115,008	(6)	48,299	115,008	48,299	—	—	—	—
Roland Bernardon	21,099	(7)	8,859	21,099	8,859	—	—	—	—
Robert Goldstein	125,614	(8)	52,785	125,614	52,785	—	—	—	—
J&R Family Investments	94,244	(9)	39,571	94,244	39,571	—	—	—	—
Para Partners	125,716	(10)	52,785	125,716	52,785	—	—	—	—
Gary Davis 1995 Trust for Children	125,716	(11)	52,785	125,716	52,785	—	—	—	—
Tony Wolk	31,473	(12)	13,215	31,473	13,215	—	—	—	—
Steven Hochberg(13)	20,000		—	20,000	—	—	—	—	—
Dr. Mohit Kaushal	20,000		—	20,000	—	—	—	—	—
Dr. Susan Weaver(14)	20,000		—	20,000	—	—	—	—	—
Dr. Gregory Sorenson(15)	20,000		—	20,000	—	—	—	—	—
Christopher Wolfe	375,089	(16)	132,085	375,089	132,085	—	—	—	—
Luke McGee(17)	5,520,979	(18)	224,121	5,370,979	224,121	—	—	—	—
Joshua Parnes	223,125	(19)	—	73,125	—	—	—	—	—
Shaw Rietkerk	295,827	(20)	11,617	270,827	11,617	—	—	—	—
Christopher Murray(21)	14,000		—	14,000	—	—	—	—	—
Clifton Bay Offshore Investments L.P.	15,025,135	(22)	665,628	15,025,135	665,628	—	—	—	—
BlueMountain Foinaven Master Fund L.P.	688,613		—	688,613	—	—	—	—	—
BMSB L.P.	2,115,972		—	2,115,972	—	—	—	—	—
BlueMountain Fursan Fund L.P.	842,768		—	842,768	—	—	—	—	—
Ocean Rock NJ LLC	5,430,413	(23)	240,568	5,430,413	240,568	—	—	—	—
Plains Capital LLC	709,024	(24)	31,410	709,024	31,410	—	—	—	—
Blue River NJ LLC	6,405,438	(25)	274,768	6,405,438	274,768	—	—	—	—
Quad Capital, LLC	3,012,410	(26)	129,221	3,012,410	129,221	—	—	—	—
Jedi Enterprises LLC	1,020,541		—	1,020,541	—	—	—	—	—
Wheatfield LLC	826,168	(27)	33,348	826,168	33,348	—	—	—	—
Quadrant Management, Inc.	936,189	(28)	41,473	936,189	41,473	—	—	—	—
McLarty Capital Partners SBIC L.P.	4,526,189		—	4,526,189	—	—	—	—	—
Mayaid2001 LLC	325,228	(29)	12,903	325,228	12,903	—	—	—	—
CFCP LLC	400,930	(30)	17,198	400,930	17,198	—	—	—	—
BlueMountain Summit Opportunities Fund II (US) L.P.	150,581		—	150,581	—	—	—	—	—
Verus Equity Holding Company LLC	1,851,469		—	1,851,469	—	—	—	—	—
Verus Note Holding Company LLC	2,371,129		—	2,371,129	—	—	—	—	—
Anthony Gonzalez	180,551	(31)	7,745	180,551	7,745	—	—		—
Kent Lake Partners L.P.	550,000		—	550,000	—	—	—		—

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Destinations Multi-Strategy Alternatives Fund, a series of Brinker Capital Destinations Trust	404,000	—	404,000	—	—	—		—
Driehaus Event Driven Fund, a series of the Driehaus Mutual Funds	96,000	—	96,000	—	—	—		—

(1)
Deerfield Management Company, L.P. ("Deerfield Management") is the investment manager of Deerfield.

(2)
Includes 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(3)
Richard Barasch is not the trustee, but is a beneficiary of, the 2014 Barasch Family Trust #1.

(4)
Includes 527,314 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 5,000 restricted shares of Class A Common Stock, which vest on November 7, 2020. Mr. Barasch is the Chairman of our board of directors.

(5)
Includes 74,654 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(6)
Includes 48,299 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(7)
Includes 8,859 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(8)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(9)
Includes 39,571 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(10)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(11)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(12)
Includes 13,215 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(13)
Mr. Hochberg is a partner in Deerfield Management.

(14)
Dr. Weaver is a member of our board of directors.

(15)
Dr. Sorenson is a stockholder in, and Executive Chairman on the board of directors of, Deerfield Imaging Holdings, Inc., an affiliate of Deerfield Management.

(16)
Includes 132,085 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(17)
Includes shares of Class A Common Stock and private placement warrants held directly by Fresh Pond Investment LLC, 2321 Capital LLC and LBM DME Holdings LLC.

(18)
Includes 224,121 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 5,000 restricted shares of Class A Common Stock, which vest on November 7, 2020. Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date ("the Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(19)
Includes 5,000 restricted shares of Class A Common Stock, which vest on November 7, 2020. Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date ("the Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(20)
Includes 11,617 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 25,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date ("the Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(21)
Mr. Murray is an employee of AdaptHealth and/or its affiliates.

(22)
Includes 665,628 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(23)
Includes 240,568 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(24)
Includes 31,410 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(25)
Includes 274,768 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(26)
Includes 129,221 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(27)
Includes 33,348 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Gregg Holst is the sole member of Wheatfield LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Holst currently serves as our Chief Financial Officer.

(28)
Includes 41,473 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(29)
Includes 12,903 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Christopher Joyce is the sole member of Mayaid2001 LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Joyce currently serves as our General Counsel.

(30)
Includes 17,198 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Nick Gargano is the sole member of CFCP LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Gargano is an employee of AdaptHealth and/or its affiliates.

(31)
Includes 7,745 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Gonzalez is an employee of AdaptHealth and/or its affiliates.

        For information regarding material relationships with selling securityholders, see any applicable prospectus supplement, as well as our definitive proxy statement on Schedule 14A filed with the SEC on October 23, 2019 in connection with the Business Combination, our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference.

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Warrants

        This prospectus covers our issuance of the shares of Class A Common Stock underlying the warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Additionally, the private placement warrants may be exercised on a cashless basis provided that the private placement warrants are held by the initial holders or a permitted transferee, and the public warrants will be required to be exercised on a cashless basis in the event of a redemption of the public warrants pursuant to the warrant agreement governing the warrants in which our board of directors has elected to require all holders of the public warrants who exercise their public warrants to do so on a cashless basis. In such event, holders would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants per share and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" means the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise or redemption is sent to the warrant agent.

        Warrants are exercisable only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

Sale of Class A Common Stock and Private Placement Warrants by Selling Securityholders

        The selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the shares of our Class A Common Stock or private placement warrants covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the shares or private placement warrants are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling shares of Class A Common Stock or private placement warrants:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  •
  block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  "at the market" or through market makers or into an existing market for the shares of Class A Common Stock or private placement warrants;

  •
  through one or more underwritten offerings on a firm commitment or best efforts basis;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares of Class A Common Stock or private placement warrants at a stipulated price per share or warrant;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through the distribution of Class A Common Stock or private placement warrants by any selling securityholder to its partners, members or securityholders;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        To our knowledge, the selling securityholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A Common Stock or private placement warrants covered by this prospectus. At any time a particular offer of the shares of Class A Common Stock or private placement warrants covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A Common Stock or private placement warrants covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A Common Stock or private placement warrants covered by this prospectus.

        To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        The selling securityholders may also sell shares of our Class A Common Stock or private placement warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

        Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of shares of Class A Common Stock or private placement warrants, from the purchaser) in amounts to be negotiated.

        In connection with the sale of the Class A Common Stock or private placement warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock or private placement warrants in the course of hedging the positions they assume. The selling securityholders may also sell shares of the Class A Common Stock or private placement warrants short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock or private placement warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares or private placement warrants offered by this prospectus, which shares or private placement warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling securityholders may from time to time pledge or grant a security interest in some or all of their shares of Class A Common Stock or private placement warrants to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the shares of Class A Common Stock pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the shares of Class A Common Stock or private placement warrants will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A Common Stock or private placement warrants by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of Class A Common Stock or private placement warrants.

        The selling securityholders also may transfer the shares of our Class A Common Stock or private placement warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        A selling securityholder that is an entity may elect to make a pro rata in-kind distribution of shares of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of Class A Common Stock pursuant to the distribution through a registration statement.

        The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Class A Common Stock or private placement warrants may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A Common Stock or private placement warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Class A Common Stock.

        We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock and private placement warrants. We have agreed to indemnify certain selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

        There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES

        The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

        Our second amended and restated certificate of incorporation authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of the date of this prospectus, there are                shares of Class A Common Stock and                shares of Class B Common Stock issued and outstanding.

Common Stock

        Our second amended and restated certificate of incorporation provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the Business Combination and pursuant to the Merger Agreement, the Non-Blocker AdaptHealth Members were issued AdaptHealth Units and an equal number of shares of Class B Common Stock, and the Non-Blocker AdaptHealth Members collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.

        Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the A&R AdaptHealth Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder's AdaptHealth Units to the same transferee in compliance with the A&R AdaptHealth Holdings LLC Agreement.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.

Dividends

        Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.

Liquidation, Dissolution and Winding Up

        In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

        Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

        The founder shares are identical to the shares of Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions. Pursuant to a letter agreement, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Business Combination or earlier if, (x) subsequent to the Business Combination, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Preferred Stock

        Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Redeemable Warrants

Public Stockholders' Warrants

        Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. This means that only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-third of one warrant, such warrant will not be exercisable. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

        We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

        We have agreed that we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

        Redemption of warrants for cash.    Once the warrants become exercisable, we may redeem the warrants:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days' prior written notice of redemption (the "30-day redemption period") to each warrant holder; and

  •
  if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

        If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

        Redemption of warrants for Class A Common Stock.    Ninety days after the warrants become exercisable, we may redeem the warrants:

  •
  in whole and not in part;

  •
  at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table set forth under "Description of Securities—Redeemable Warrants—Public Stockholders' Warrants" based on the redemption date and the "fair market value" of our Class A Common Stock except as otherwise described in "Description of Securities—Redeemable Warrants—Public Stockholders' Warrants";

  •
  upon a minimum of 30 days' prior written notice of redemption, which we refer to as the 30-day redemption period; and

  •
  if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

        The numbers in the table below represent the "redemption prices," or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the "fair market value" of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

        The "fair market value" of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

        The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a "redemption price" of 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a "redemption price" of 0.298 shares of Class A Common Stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are "out of the money" (i.e., the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.

        Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive "fair market value" for such public warrants so redeemed ("fair market value" for such public warrants held by our officers or directors being defined as the last sale price of the public warrants on such redemption date).

        This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide the warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Common Stock, instead of cash, for "fair value" without the warrants having to reach the $18.00 per share threshold set forth above under "—Redemption of warrants for cash." Holders of the warrants will, in effect, receive a number of shares having a value reflecting a premium for their warrants, based on the "redemption price" as determined pursuant to the above table. We have calculated the "redemption prices" as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure, as the warrants would no longer be outstanding and would have been exercised or redeemed, and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the "redemption prices" we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a "premium" to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A Common Stock, without having to negotiate a redemption price with the warrant holders. For this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

        As stated above, we can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

        No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

        Redemption procedures and cashless exercise.    If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their warrants on a "cashless basis," our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management elects this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the "fair market value" (defined below) over the exercise price of the warrants by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management elects this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not elect this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

        A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares into which the warrants are convertible) other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our second amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we did not complete our initial business combination within 24 months from the closing of our IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

        If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

        Other than as set forth in the three immediately preceding paragraphs, no adjustment will be required to be made.

        Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

        The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

        The private placement warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our IPO.

        If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

        We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

        The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our second amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

        Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Exclusive forum for certain lawsuits.    Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder's counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

        Special meeting of stockholders.    Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.

        Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder's notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice for an annual meeting. Specifically, a stockholder's notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder's intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders' ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

        Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  •
  1% of the total number of shares of Common Stock then outstanding; or

  •
  the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

  •
  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  •
  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  •
  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

  •
  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which was filed in a Current Report on Form 8-K on November 14, 2019, reflecting its status as an entity that is not a shell company.

        As of the date of this prospectus, there are                  shares of Class A Common Stock issued and outstanding. Of these shares, the 25,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,250,000 founder shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our Class A Common Stock issued in connection with the Business Combination or upon the exchange of a corresponding number of AdaptHealth Units and shares of Class B Common Stock are restricted securities for purposes of Rule 144.

        As of the date of this prospectus, there are a total of 12,666,666 warrants to purchase shares of Class A Common Stock outstanding. Each warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the warrants. 8,333,333 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 8,333,333 shares of our Class A Common Stock that may be issued upon the exercise of the public warrants.

Registration Rights

        Concurrently with the Closing, we, our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures entered into the Registration Rights Agreement. The Registration Rights Agreement amended, restated and replaced the registration rights agreement entered into by us with our Sponsor on February 15, 2018, in order to provide registration rights to each of our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures, pursuant to which we are required to register for resale shares of Class A Common Stock held by those parties at the Closing or issuable upon the future exercise of private placement warrants or upon the future exchange of AdaptHealth Units and shares of Class B Common Stock as well as the private placement warrants held by these parties, in each case held by them at the Closing (collectively, "Registrable Securities"). The Registrable Securities also include 12,500,000 shares of Class A Common Stock issued in connection with the Closing pursuant to the Deerfield Subscription Agreement.

        We are required to use reasonable best efforts to file a registration statement registering the resale of all of the Registrable Securities. In addition, (i) the investors holding a majority of the Registrable Securities may request one long-form registration pursuant to which we shall pay all registration expenses only if the aggregate market price of the Registrable Securities included exceeds $20 million and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations; provided that we shall not be required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain "piggy-back" rights with respect to underwritten offerings initiated by us or other of our stockholders.

        Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.

        The Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock shall enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).

Quotation of Securities

        Our Class A Common Stock and public warrants are listed on Nasdaq and trade under the symbols "AHCO" and "AHCOW", respectively. We received a letter from Nasdaq on November 27, 2019 stating that our public warrants did not satisfy the minimum 300 round lot holder requirement for listing on the Nasdaq Capital Market and that our public warrants would be suspended from trading on Nasdaq on December 6, 2019 and subsequently delisted; however, Nasdaq has not yet suspended our warrants from trading. The formal delisting of the public warrants from Nasdaq would become effective ten days after a Form 25-NSE is filed by Nasdaq.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed on for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The financial statements of DFB Healthcare Acquisition Corp. as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period November 22, 2017 (inception) through December 31, 2017 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2018. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

        The consolidated financial statements of AdaptHealth Holdings LLC as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein from the Company's definitive proxy statement on Schedule 14A filed on October 23, 2019 in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Verus Healthcare, Inc. as of May 17, 2018 and December 31, 2017, for the year ended December 31, 2017 and for the period from January 1, 2018 to May 17, 2018 have been audited by LBMC, PC, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference from the Company's definitive proxy statement on Schedule 14A filed on October 23, 2019. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

        The consolidated financial statements of PPS HME Holdings LLC as of May 17, 2018 and December 31, 2017, for the period from January 1, 2018 to May 17, 2018 and for the period from April 1, 2017 to December 31, 2017, have been incorporated by reference herein from the Company's definitive proxy statement on Schedule 14A filed on October 23, 2019 in reliance upon the report of KPMG LLP, independent auditor, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended have been audited by Grant Thornton LLP, an independent certified public accounting firm, as set forth in their report thereon, which is incorporated herein by reference from the Company's Current Report on Form 8-K/A filed on January 21, 2020. Such financial statements have been so incorporated in reliance on the report of such firm, upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC's website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement.

        We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC's website or our website.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 29, 2019 (File No. 001-38399);

  (2)
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 14, 2019, for the quarter ended June 30, 2019, filed with the SEC on July 31, 2019, and for the quarter ended September 30, 2019, filed with the SEC on November 5, 2019 (File No. 001-38399);

  (3)
  Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on July 8, 2019, July 12, 2019, September 17, 2019, October 3, 2019, October 11, 2019, October 15, 2019, October 17, 2019, October 22, 2019, November 14, 2019, November 26, 2019, December 3, 2019, January 7, 2020 and January 21, 2020 (in each case, excluding any information furnished and not filed with the SEC) (File No. 001-38399);

  (4)
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 23, 2019 (File No. 001-38399);

  (5)
  The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on February 15, 2018 (File No. 001-38399) and any amendment or report filed for purposes of updating that description; and

  (6)
  All documents filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (610) 630-6357 or in writing at the following address:

AdaptHealth Corp.
Attn: Secretary
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462

Part II

Information not required in prospectus

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration fee	$132,206.37
FINRA filing fee		*
Printing		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*

Total		*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.    Indemnification of Directors and Officers

        Our second amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of the State of Delaware (the "DGCL") as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

        We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our second amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits

        The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.		Document
1.1	**	Form of Underwriting Agreement
2.1
Merger Agreement, dated as of July 8, 2019 (as may be amended from time to time), by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
2.2
Amendment No. 1 to Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019)
3.1		Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-1, filed with the SEC on February 13, 2018).
4.2
Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth Holdings, the Company and the persons listed in Schedule of Investors therein (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
4.3		Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-1, filed with the SEC on February 13, 2018).
4.4		Form of Warrant Agreement (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K, filed with the SEC on February 13, 2018).
5.1	*	Form of Opinion of Willkie Farr & Gallagher LLP.
10.1
Exchange Agreement, dated November 8, 2019, by and among AdaptHealth Holdings, the Company and the other persons listed therein (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
10.2
Tax Receivable Agreement, dated November 8, 2019, by and among AdaptHealth Holdings, the Company and the Non-Blocker AdaptHealth Members and the Blocker Sellers (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).
10.3		Securities Purchase Agreement, dated as of November 21, 2019, by and among AdaptHealth LLC, McKesson Medical-Surgical, Inc., NRE Holding Corporation and McKesson Patient Care Solutions, Inc.
23.1	*	Consent of WithumSmith+Brown, PC.

Exhibit No.		Document
23.2	*	Consent of KPMG LLP.
23.3	*	Consent of KPMG LLP
23.4	*	Consent of LBMC, PC
23.5	*	Consent of Grant Thornton LLP
23.6	*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
24.1	*	Powers of Attorney (included on the signature page hereof).

*
Filed herewith.

**
To be filed by amendment or as an exhibit to a document incorporated by reference herein in connection with the issuance of the securities.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on January 22, 2020.

ADAPTHEALTH CORP.
By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints Luke McGee and Christopher Joyce and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Luke McGee Luke McGee	Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2020
By:	/s/ Gregg Holst Gregg Holst	Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2020
By:	/s/ Richard Barasch Richard Barasch	Chairman of the Board	January 22, 2020
By:	/s/ Joshua Parnes Joshua Parnes	President and Director	January 22, 2020

Signature		Title	Date

By:	/s/ Alan Quasha Alan Quasha	Director	January 22, 2020
By:	/s/ Terrence Connors Terrence Connors	Director	January 22, 2020
By:	/s/ Dr. Susan Weaver Dr. Susan Weaver	Director	January 22, 2020
By:	/s/ Dale Wolf Dale Wolf	Director	January 22, 2020